Exhibit 10.11

MOBILEYE GLOBAL INC.
2022 EQUITY INCENTIVE PLAN

OPTION AGREEMENT

1.              Option Grant; Terms Of Option. This Option Agreement (this “Agreement”), the Notice of Grant delivered online by logging into the E*TRADE Financial Corporation website (or the website of the applicable vendor as may be in effect from time to time) (the “Notice of Grant”) and the Mobileye Global Inc. 2022 Equity Incentive Plan (the “2022 Plan”), as such may be amended from time to time, constitute the entire understanding between you, Mobileye Global Inc. (the “Corporation”), and the Subsidiary that employs you or you provide services for (the “Employer”), regarding the stock option grant (“Option”) identified in your Notice of Grant. The Option granted to you is effective as of the grant date set forth in the Notice of Grant (the “Grant Date”). If there is any conflict between the terms in this Agreement and the 2022 Plan, the terms of the 2022 Plan will prevail. Capitalized terms not explicitly defined in this Agreement or in the Notice of Grant but defined in the 2022 Plan will have the same definitions as in the 2022 Plan.

If you are instructed by the administrators of the 2022 Plan to accept this Agreement and you fail to do so in the manner specified by the administrators within 180 days of the Grant Date, the Option identified in your Notice of Grant will be cancelled, except as otherwise determined by the Corporation in its sole discretion.

2.             Nonqualified Stock Option. The Option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted accordingly.

3.             Option Price. The exercise price of the option (the “Exercise Price”), as set forth in the Notice of Grant, is 100% of the closing price of a share of the common stock of the Corporation, $0.01 par value (the “Common Stock”), as reported on the applicable stock exchange or national market system upon which the Common Stock is traded (“Exchange”) on the Grant Date.

4.             Vesting Terms. Provided that you remain continuously employed by, or continuously provide services to, the Corporation or a Subsidiary from the Grant Date specified in the Notice of Grant through each vesting date specified in the Notice of Grant, the Shares underlying the Option allocated to each vesting date will vest and become exercisable, except as otherwise provided in this Agreement.

5.             Term of Option and Exercise of Option. To the extent the option becomes vested and exercisable pursuant to the terms set forth in this Agreement and has not been previously exercised, and subject to termination or acceleration as provided in this Agreement and the requirements set forth in this Agreement, the Notice of Grant and the 2022 Plan, you may exercise the option to purchase up to the number of shares of the Common Stock set forth in the Notice of Grant. Notwithstanding anything to the contrary in Sections 6 through 9 hereof, no part of the Option may be exercised after ten (10) years from the date of grant.

The process for exercising the Option (or any part thereof) is governed by this Agreement, the Notice of Grant, the 2022 Plan and your agreements with the Corporation’s stock plan administrator. Exercises of stock options will be processed and shares of the Common Stock will be issued as soon as practicable. The option price may be paid (a) in cash, (b) by arrangement with the Corporation’s stock plan administrator which is acceptable to the Corporation where payment of the option price is made pursuant to an irrevocable direction to the broker to deliver all or part of the proceeds from the sale of the shares of the Common Stock issuable under the option to the Corporation, (c) by delivery of any other lawful consideration approved in advance by the Committee of the Board of Directors established pursuant to the 2022 Plan (the “Committee”) or its delegate, or (d) in any combination of the foregoing. Fractional shares may not be exercised. You will have the rights of a stockholder only after the shares of the Common Stock have been issued. For administrative or other reasons, the Corporation may from time to time suspend the ability of service providers to exercise options for limited periods of time.

Notwithstanding the above, the Corporation shall not be obligated to deliver any shares of the Common Stock during any period when the Corporation determines that the exercisability of the Option or the delivery of shares hereunder would violate any federal, state or other applicable laws.

Notwithstanding anything to the contrary in this Agreement or the applicable Notice of Grant, the Corporation may reduce the unvested portion of your Option if you change classification from a full-time to a part-time employee, or from a full-time employee to a Consultant or Outside Director.

IF AN EXPIRATION DATE DESCRIBED HEREIN FALLS ON A WEEKDAY, YOU MUST EXERCISE YOUR OPTIONS BEFORE 3:45 P.M. NEW YORK TIME ON THE EXPIRATION DATE.

IF AN EXPIRATION DATE DESCRIBED HEREIN FALLS ON A WEEKEND OR ANY OTHER DAY ON WHICH THE EXCHANGE IS NOT OPEN, YOU MUST EXERCISE YOUR OPTIONS BEFORE 3:45 P.M. NEW YORK TIME ON THE LAST EXCHANGE BUSINESS DAY PRIOR TO THE EXPIRATION DATE.

6.             Suspension or Termination of Option for Misconduct. If at any time the Committee, including any Subcommittee or “Authorized Officer” (as defined in Section 8(a)(v) of the 2022 Plan) notifies the Corporation that they reasonably believe that you have committed an act of misconduct as described in Section 8(a)(v) of the 2022 Plan (embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Corporation or any Subsidiary, breach of fiduciary duty or deliberate disregard of Corporation rules resulting in loss, damage or injury to the Corporation or any Subsidiary, an unauthorized disclosure of any Corporation trade secret or confidential information, any conduct constituting unfair competition, inducing any customer to breach a contract with the Corporation or any Subsidiary or inducing any principal for whom the Corporation or any Subsidiary acts as agent to terminate such agency relationship), the vesting of your option and your right to exercise your option, to the extent it is vested, may be suspended pending a determination of whether an act of misconduct has been committed. If the Corporation determines that you have committed an act of misconduct, your option shall be cancelled and neither you nor any beneficiary shall be entitled to any claim with respect to your option whatsoever. Any determination by the Committee or an Authorized Officer with respect to the foregoing shall be final, conclusive, and binding on all interested parties.

7.             Termination of Employment/Service. Except as expressly provided otherwise in this Agreement, if your employment by, or service with, the Corporation or any Subsidiary terminates for any reason, whether voluntarily or involuntarily, other than on account of death, Disablement (as defined in Section 9), or discharge for misconduct, you may exercise any portion of the option that had vested on or prior to the date of termination at any time prior to ninety (90) days after the date of such termination, but in no event later than the expiration date. The Option shall terminate on the 90th day to the extent that it is unexercised. The portion of the Option that is unvested as of the date of termination shall be cancelled on the date of such termination, regardless of whether such termination is voluntary or involuntary.

For purposes of this Section 7, your employment or service is not deemed terminated if, prior to sixty (60) days after the date of termination from the Corporation or a Subsidiary, you are rehired by the Corporation or a Subsidiary on a basis that would make you eligible for future Corporation stock option grants, nor would your transfer from Corporation to any Subsidiary or from any one Subsidiary to another, or from a Subsidiary to the Corporation be deemed a termination of employment or service. Further, your employment or service with any partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Corporation or a Subsidiary is a party shall be considered employment or service for purposes of this provision if either (a) the entity is designated by the Committee as a Subsidiary for purposes of this provision or (b) you are designated as an employee or other service provider of a Subsidiary for purposes of this provision.

8.             Death. Except as expressly provided otherwise in this Agreement, if you die while employed by or providing services to the Corporation or any Subsidiary, the executor of your will or administrator of your estate may exercise the Option, to the extent not previously exercised, and whether or not vested on the date of death, at any time prior to 365 days from the date of death or until the expiration date of the Option, if earlier.

Except as expressly provided otherwise in this Agreement, if you die prior to ninety (90) days after terminating your employment or service with the Corporation and its Subsidiaries, the executor of your will or administrator of your estate may exercise the option, to the extent not previously exercised and to the extent the option had vested on or prior to the date of your termination, at any time prior to 365 days from the date of such termination or until the expiration date of the Option, if earlier.

The Option shall terminate on the applicable expiration date described in this Section 8, to the extent that it is unexercised.

9.             Disablement. Except as expressly provided otherwise in this Agreement, following your termination due to Disablement, you may exercise the Option, to the extent not previously exercised, and whether or not the Option had vested on or prior to the date of termination, at any time prior to 365 days from the later of the date of your termination due to your Disablement or the date of determination of your Disablement as described in this Section 9, but in no event later than the expiration date of the Option; provided, however, that while the claim of Disablement is pending, options that were unvested at termination may not be exercised and options that were vested at termination may be exercised only during the period set forth in Section 7 hereof. The Option shall terminate on the 365th day from the date of determination of Disablement, to the extent that it is unexercised. For purposes of this Agreement, “Disablement” will mean a physical condition arising from an illness or injury, which renders you incapable of performing work in your regular occupation, as determined by the Corporation. Your regular occupation is the occupation you routinely perform at the time your Disablement began.

10.           Income Taxes Withholding. Nonqualified stock options are taxable upon exercise. To the extent required by applicable federal, state or other law, you shall make arrangements satisfactory to the Corporation (or the Subsidiary that employs you, as applicable) for the satisfaction of any withholding tax obligations that arise by reason of an option exercise and, if applicable, any sale of shares of the Common Stock. The Corporation shall not be required to issue shares of the Common Stock or to recognize any purported transfer of shares of the Common Stock until such obligations are satisfied. Unless provided otherwise by the Committee, these obligations will be satisfied by having the Corporation withhold a portion of the shares of the Common Stock that otherwise would be issued to you upon exercise of the option.

11.           Transferability of Option. The Option may not be transferred by you in any manner other than by will or by the laws of descent or distribution, or as set forth in Section 10(a) of the 2022 Plan. The Option may be exercised only by you or, upon your death, only by the executor of your will or administrator of your estate in accordance with Section 8 above.  The terms of this Agreement shall be binding upon your executors, administrators, heirs, successors and assigns.

12.           Disputes. Any question concerning the interpretation of this Agreement, your Notice of Grant, the Option or the 2022 Plan, any adjustments required to be made thereunder, and any controversy that may arise under this Agreement, your Notice of Grant, the Option or the 2022 Plan will be determined by the Committee (including any person(s) to whom the Committee has delegated its authority) in its sole and absolute discretion. Such decision by the Committee will be final and binding unless determined pursuant to Section 15 to have been arbitrary and capricious.

13.           Amendments. The 2022 Plan and the Option may be amended or altered by the Committee or the Board of Directors to the extent provided in the 2022 Plan.

14.           Data Privacy. You explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document and any other Option grant materials (“Data”) by and among, as applicable, the Corporation, the Employer and any other Subsidiary for the exclusive purpose of implementing, administering and managing your participation in the 2022 Plan.

You hereby understand that the Corporation holds certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Corporation, details of all Options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, administering and managing the 2022 Plan. You hereby understand that Data will be transferred to E*TRADE Financial Corporate Services, Inc. and E*TRADE Securities LLC (“E*Trade”) and any other third parties assisting in the implementation, administration and management of the 2022 Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country. You hereby understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Corporation, E*Trade and any other possible recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the exclusive purpose of implementing, administering and managing your participation in the 2022 Plan, including any requisite transfer of such Data as may be required to another broker or other third party with whom you may elect to deposit any shares of Common Stock acquired under your Option. You hereby understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the 2022 Plan. You hereby understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative.

Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Corporation would not be able to grant you Options or other equity awards or administer or maintain such awards. Therefore, you hereby understand that refusing or withdrawing your consent may affect your ability to participate in the 2022 Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you hereby understand that you may contact the human resources representative responsible for your country at the local or regional level.

Finally, upon request of the Corporation or the Employer, you agree to provide an executed data privacy consent form (or any other agreements or consents) that the Corporation and/or the Employer may deem necessary to obtain from you for the purpose of administering your participation in the 2022 Plan in compliance with the data privacy laws in your country, either now or in the future. You understand and agree that you will not be able to participate in the 2022 Plan if you fail to provide any such consent or agreement requested by the Corporation and/or the Employer.

15.           The 2022 Plan and Other Agreements; Other Matters.

(a)           The provisions of this Agreement and the 2022 Plan are incorporated into the Notice of Grant by reference. You hereby acknowledge that a copy of the 2022 Plan has been made available to you.

This Agreement, the Notice of Grant and the 2022 Plan constitute the entire understanding between you and the Corporation regarding the Option. Any prior agreements, commitments or negotiations concerning the Option are superseded.

The grant of an option to a Participant in any one year, or at any time, does not obligate the Corporation or any Subsidiary to make a grant in any future year or in any given amount and should not create an expectation that the Corporation or any Subsidiary might make a grant in any future year or in any given amount.

(b)           Options are not part of your employment or service contract (if any) with the Corporation or any Subsidiary, your salary or fees, your normal or expected compensation, or other remuneration for any purposes, including for purposes of computing severance pay or other termination compensation or indemnity.

(c)           In consideration of the grant of the Option, no claim or entitlement to compensation or damages will arise from termination of your Option or diminution in value of the Option or Common Stock acquired through vested and exercise of the Option resulting from termination of your active employment by, or service with, the Corporation or any Subsidiary (for any reason whatsoever and whether or not in breach of local labor laws) and you hereby release the Corporation and its Subsidiaries from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then you will be deemed irrevocably to have waived your entitlement to pursue such claim.

(d)           Nothing contained in this Agreement creates or implies an employment contract or term of employment upon which you may rely.

(e)           To the extent that the Option refers to the Common Stock of the Corporation, and as required by the laws of your residence or employment, only authorized but unissued shares thereof shall be utilized for delivery upon exercise by the holder in accord with the terms hereof.

(f)            Copies of the Corporation’s Annual Report to Stockholders for its latest fiscal year and the Corporation’s latest quarterly report are available, without charge, on the Corporation’s website and at the Corporation’s business office.

(g)           Because this Agreement relates to terms and conditions under which you may purchase Common Stock of the Corporation, a Delaware corporation, an essential term of this Agreement is that it shall be governed by the laws of the State of Delaware, without regard to choice of law principles of Delaware or other jurisdictions. Any action, suit, or proceeding relating to this Agreement or the Option granted hereunder shall be brought in the state or federal courts of competent jurisdiction in the State of California.

(h)           The Option shall be subject to the terms of Section 13 of the 2022 Plan, including the amendment of this Agreement to the extent permitted by the 2022 Plan.

(i)            The Corporation is not providing any tax, legal or financial advice, nor is the Corporation making any recommendations regarding your participation in the 2022 Plan, or your acquisition or sale of the underlying shares of Common Stock. You understand and agree that you should consult with your own personal tax, legal and financial advisors regarding your participation in the 2022 Plan before taking any action related to the 2022 Plan.

(j)            In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

(k)           You acknowledge that a waiver by the Corporation of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of this Agreement.

16.           Appendix. The Option and the shares of Common Stock acquired under the 2022 Plan shall be subject to any special terms and conditions for your country set forth in the Appendix to this Agreement. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent that the Corporation determines that application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

17.           Imposition of Other Requirements. The Corporation reserves the right to impose other requirements on the Option and on any shares of Common Stock acquired upon vesting and exercise of the Option in accordance with Section 11(e) of the 2022 Plan, including the imposition of a lock-up period as described in Section 11(e)(ii) of the 2022 Plan in connection with an initial offering of the Corporation’s Shares pursuant to a registration statement filed by the Corporation with the Securities and Exchange Commission and upon request of the Corporation or the underwriters managing such offering of the Corporation’s securities.

* * * * *

By acknowledging this grant of an award or your acceptance of this Agreement in the manner specified by the administrator, you, Mobileye Global Inc. and the Employer agree that the Option identified in your Notice of Grant are governed by the terms of this Agreement, the Notice of Grant and the 2022 Plan. You further acknowledge that you have read and understood the terms of the Option set forth in this Agreement, the Notice of Grant and the 2022 Plan.

APPENDIX TO THE

MOBILEYE GLOBAL INC.
2022 EQUITY INCENTIVE PLAN

OPTION AGREEMENT

Capitalized terms used and not defined in this Appendix will have the meaning given to them in the Option Agreement (the “Agreement”) and/or the Mobileye Global Inc. 2022 Equity Incentive Plan (the “2022 Plan”), as applicable.

Terms and Conditions

This Appendix, which is part of the Agreement, contains additional or different terms and conditions that govern the Option if you are residing and/or employed outside of the United States. The terms and conditions in Part A apply to all participants outside of the United States. The country-specific terms and conditions in Part B apply to participants located in any of the countries listed in Part B.

If you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer employment and/or residency to another country after the Option is granted to you or are considered a resident of another country for local law purposes, the Corporation will determine to what extent the terms and conditions herein will apply to you.

Notifications

This Appendix also includes information regarding securities laws and certain other issues of which you should be aware with respect to your participation in the 2022 Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of May 2022. Such laws are often complex and change frequently. As a result, the Corporation strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the 2022 Plan because the information may be out of date at the time you exercise the Option, upon the subsequent sale of the shares of Common Stock or upon the receipt of any dividends.

In addition, the information is general in nature and may not apply to your particular situation, and the Corporation is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

A.	NON-U.S. PROVISIONS

1.             Nature of Grant. The following provision supplements Section 15 of the Option Agreement. In accepting the Option, you acknowledge, understand and agree that:

(a)           the 2022 Plan is established voluntarily by the Corporation, is discretionary in nature and may be modified, amended, suspended or terminated by the Corporation at any time, to the extent permitted by the 2022 Plan;

(b)           the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;

(c)           all decisions with respect to future stock options or other grants, if any, will be at the sole discretion of the Corporation;

(d)           the grant of the Option and your participation in the 2022 Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Corporation, the Employer, or any parent or Subsidiary and shall not interfere with the ability of the Corporation, the Employer, or any parent or Subsidiary to terminate your employment;

(e)           you are voluntarily participating in the 2022 Plan;

(f)            the Option and the shares of Common Stock subject to the Option are not intended to replace any pension rights or compensation;

(g)           the Option and the shares of Common Stock subject to the Option, and the income from and value of the same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar mandatory payments;

(h)           the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;

(i)            If the underlying shares of Common Stock do not increase in value, the Option will have no value;

(j)            If you exercise the Option and acquire shares of Common Stock, the value of such shares of Common Stock may increase or decrease, even below the Exercise Price;

(k)           notwithstanding any terms or conditions of the 2022 Plan to the contrary, unless otherwise provided in the Agreement, for purposes of the Option, your employment will be considered terminated as of the date you are no longer actively providing services to the Corporation or any Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are providing service or the terms of your service agreement, if any) and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are providing service or the terms of your service agreement, if any); the Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the Option grant (including whether you may still be considered to be providing services while on a leave of absence); and

(l)            neither the Corporation nor the Employer nor any parent or Subsidiary will be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Option or of any amounts due to you pursuant to the Option or the subsequent sale of any shares of Common Stock subject to the Option acquired under the 2022 Plan.

2.             Language. You acknowledge that you are proficient in the English language, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this Agreement. If you have received this Agreement or any other document related to the Option translated into a language other than English and if the meaning of the translated version differs from the English version, the English version shall control.

3.             Electronic Delivery and Participation. The Corporation may, in its sole discretion, decide to deliver any documents related to the Option granted under the 2022 Plan or future stock options that may be granted under the 2022 Plan by electronic means or request your consent to participate in the 2022 Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the 2022 Plan through any on-line or electronic system established and maintained by the Corporation or a third party designated by the Corporation.

4.             Insider Trading Restrictions/Market Abuse Laws. You acknowledge that you may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the shares of Common Stock are listed and in applicable jurisdictions, including the United States, your country and the broker’s country, which may affect your ability to accept, acquire, sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., the Option) or rights links to the value of shares of Common Stock under the 2022 Plan during such times as you considered to have “inside information” regarding the Corporation (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Corporation insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions and that you should speak to your personal advisor on this matter.

5.             Exchange Control, Foreign Asset/Account and/or Tax Reporting Requirements. You acknowledge that there may be certain exchange control, foreign asset/account and/or tax reporting requirements which may affect your ability to acquire or hold shares of Common Stock or cash received from participating in the 2022 Plan (including the proceeds from the sale of shares of Common Stock and the receipt of any dividends) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or related transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of participating in the 2022 Plan to your country within a certain time after receipt. You acknowledge that it is your responsibility to comply with such regulations and that you should speak to your personal advisor on this matter.

B.	COUNTRY-SPECIFIC PROVISIONS

ISRAEL

Terms and Conditions

Capital Gains Track Requirements. By accepting the Option, you acknowledge and agree that the award is subject to the 2022 Plan, the Israel Sub-Plan and Sections 102(b)(2) and (3) of the Income Tax Ordinance (New Version) – 1961, the Rules, and the Trust Agreement (as defined in the Israel Sub-Plan), a copy of which has been made available to you. You confirm that (a) you are familiar with the terms and provisions of Section 102 of the ITO, particularly the Capital Gains Track described in subsection (b)(2) and (3) thereof, and agree not to require the Trustee to release the award or to sell or transfer the award to you or any third party unless permitted to do so by applicable law (b) the terms and restrictions set forth in the Israel Sub-Plan will apply to the award in all respects, including without limitation with respect to mandatory tax withholding requirements, and the rights and authorities of the Company, its Subsidiaries and the Trustee with respect thereto, and (c) the Company, its Subsidiaries, assignees and successors shall be under no duty to ensure, and no representation or commitment is made, that an award qualifies or shall qualify under any particular tax treatment.

You further acknowledge and agree that the Option and any Shares issued upon exercise thereof shall be deposited with the Trustee, or shall be subject to a supervisory trustee arrangement approved by the ITA for the Trustee, in order to comply with the requirements of the capital gains track under Sections 102(b)(2) and (3) of the ITO.

You hereby undertake to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation to the 2022 Plan, the Option or Shares issued thereunder.

Data Privacy. The following provision supplements Section 14 of the 2022 Plan:

You hereby authorize the Corporation, the Trustee and their representatives to collect, use and transfer all relevant information regarding your participation in the 2022 Plan to all Company personnel and agents and or third parties involved in the administration of the 2022 Plan and/or in the event of a corporate financing, merger, acquisitions and/or business transfers, including transfers outside of Israel and further transfers thereafter.